EXHIBIT 99.1

Release:          April 20, 2020

Canadian Pacific Railway Limited declares dividend

Calgary – The Board of Directors of Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today declared a quarterly dividend of $0.83 per share on the outstanding Common Shares.

The dividend is payable on July 27, 2020, to holders of record at the close of business on June 26, 2020, and is an “eligible” dividend for purposes of the Income Tax Act (Canada) and any similar provincial/territorial legislation.

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:
Media
Salem Woodrow
204-934-4255
Salem_Woodrow@cpr.ca
Alert_MediaRelations@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca